FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports First Quarter 2021 Results

ATLANTA – May 7, 2021 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the first quarter ended April 4, 2021.

Quarterly Highlights:

•Q1 2021 GAAP earnings per share of $0.12; Q1 2021 adjusted earnings per share of $0.17.
•Orders increased 11% from Q4 2020 to Q1 2021.
•Strong liquidity of $405 million at quarter end comprised of $107 million in cash and $298 million of availability under the revolving credit facility.
•Cash generated by operating activities of $25 million in Q1 2021.

“We delivered solid results for the first quarter 2021 benefiting from our reduced cost structure and a currency tailwind. The dynamic market environment is beginning to show tangible signs of recovery, including an 11% sequential increase in orders, primarily driven by rising demand in the Americas and parts of Europe and APAC,” commented Dan Hendrix, Chairman and CEO of Interface.

“We remain committed to product development and have a robust launch pipeline planned throughout 2021. Additionally, our carbon neutral and carbon negative products are increasingly being written into specifications as major companies make good on their carbon reduction commitments. And we are winning in the dealer network as evidenced by the consistent increase in our Net Promoter ScoreSM since the third quarter of 2020.”

“We are encouraged by the positive indicators we are seeing in many of our market verticals for an eventual economic recovery. Orders and overall customer activity increased notably from last quarter making us optimistic on improved performance in the second half of the calendar year,” Hendrix concluded.

“The actions we have taken to reduce our cost structure, strengthen our balance sheet and improve cash flows have created significant earnings power for Interface as our markets continue to recover. We are well positioned for growth in the back half of 2021,” added Bruce Hausmann, CFO of Interface.

First Quarter 2021 Financial Summary

Sales: First quarter net sales were $253 million, down 12% versus $288 million in the prior year period. Declines in carpet tile were somewhat moderated by lesser declines in LVT and gains in rubber flooring. The first quarter of 2021 consisted of 13 weeks, compared to 14 weeks in the prior year period.

Gross profit margin was 37.9% in the first quarter, a decrease of 180 basis points from the prior year period. Adjusted gross profit margin was 38.5%, a decrease of 160 basis points from adjusted gross margin for the prior year period.

First quarter SG&A expenses were $79 million, or 31.3% of net sales, compared to $88 million, or 30.4% of net sales in first quarter last year. Adjusted SG&A expenses were $78 million, or 30.6% of sales in first quarter 2021.

Operating Income: First quarter operating income was $17 million, compared to operating loss of $94 million in the prior year period. First quarter 2021 adjusted operating income ("AOI") was $20 million versus AOI of $29 million in first quarter of 2020.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $7 million in the first quarter of 2021, or $0.12 per diluted share, compared to first quarter 2020 GAAP net loss of $102 million, or $1.75 per diluted share. First quarter 2021 adjusted net income was $10 million, or $0.17 per diluted share, versus first quarter 2020 adjusted net income of $19 million, or $0.32 per diluted share.

Adjusted EBITDA: In the first quarter of 2021, adjusted EBITDA was $31 million. This compares with adjusted EBITDA of $34 million in the first quarter of 2020.

Cash and Debt: The Company had cash on hand of $107 million and total debt of $563 million at April 4, 2021, compared to $103 million of cash and $577 million of total debt at the end of fiscal year 2020.

Segment Results
In the first quarter of fiscal 2021, the Company expanded its financial reporting into two operating and reportable segments: 1) Americas ("AMS") and 2) Europe, Africa, Asia and Australia (collectively "EAAA"). The realignment solely impacts the Company's segment reporting and there is no change to previously reported consolidated results.
AMS Results:
•First quarter 2021 net sales in AMS were $127 million, down 19.7% versus $158 million in the prior year period primarily due to the continued impacts of COVID-19.
•First quarter 2021 operating income in AMS was $12 million compared to operating income of $20 million in the prior year period. First quarter 2021 AOI in AMS was $12 million versus AOI of $24 million in first quarter of 2020. Both declines were primarily due to lower net sales and lower profit margins related to impacts of COVID-19, partially offset by lower SG&A expenses.

EAAA Results:
•First quarter 2021 net sales in EAAA were $126 million, down 2.9% versus $130 million in the prior year period primarily due to the continued impacts of COVID-19. Currency fluctuations had an approximately $11 million positive impact on EAAA’s first quarter 2021 sales compared to 2020 due to strengthening of the Euro, British pound sterling and the Australian dollar against the U.S. dollar.
•First quarter 2021 operating income in EAAA was $5 million compared to an operating loss of $114 million in the prior year period. The first quarter of 2020 includes a goodwill and intangible asset impairment charge of $119 million. First quarter 2021 AOI in EAAA was $8 million versus AOI of $6 million in first quarter of 2020. EAAA AOI improved due to higher gross profit margins, lower SG&A, and favorable currency fluctuations.

Outlook

There continues to be disruption in the global economy due to COVID-19, and a significant level of uncertainty created by the global pandemic. As the Company continues to monitor this situation, it is anticipating:

•Net sales in the second quarter of 2021 of approximately $290 million.
•Adjusted gross profit percentage in the second quarter of 2021 of approximately 38.5%.
•Adjusted SG&A expense for the full year of 2021 of approximately $325 million, with the remaining portion spread fairly evenly across the second quarter, third quarter and fourth quarter of 2021.
•Interest & Other expense for the full year of 2021 of approximately $34 million.
•The adjusted effective tax rate for the full year of 2021 is anticipated to be approximately 27%.
•Capital expenditures of approximately $30 million for full year of 2021.

Fully diluted share count at the end of the first quarter of 2021 was 58.9 million shares

Webcast and Conference Call Information

Interface will host a conference call on May 7, 2021, at 8:00 a.m. Eastern Time, to discuss its first quarter 2021 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at:
https://event.on24.com/wcc/r/3079896/EF2D439662CBD43F7807EEF4F739F5D0, or through the Company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income ("AOI"), adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and AOI exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance and other charges, and an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire, loss on the extinguishment of debt, loss on the discontinuance of interest rate swaps, and tax expenses/benefits associated with previously discontinued operations. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, severance, asset impairment and other charges, and an SEC settlement fine. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, an SEC settlement fine, and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

Net Promoter Score℠ and Net Promoter System℠ are service marks of Bain & Company, Inc., Satmetrix Systems, Inc., and Fred Reichheld.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2021 second quarter and the statements regarding the full year 2021 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2021: “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility and Senior Notes, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; "Sales of our principal products have been and may continue to be affected by the COVID-19 pandemic, adverse economic cycles, and effects in the new construction market and renovation market"; "Our earnings could be adversely affected by non-cash adjustments to goodwill, when a test of goodwill assets indicate a material impairment of those assets"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "We have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt"; “Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness”; “We may incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Large increases in the cost of our raw materials, shipping costs, duties or tariffs could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Changes to our facilities, manufacturing processes, product construction, and product composition could disrupt our operations, increase customer complaints, increase warranty claims, negatively affect our reputation, and have a material adverse effect on our financial condition and results of operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; and “We face risks associated with litigation and claims.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/4/2021	4/5/2020

Net Sales	$253,260	$288,169
Cost of Sales	157,222	173,858
Gross Profit	96,038	114,311
Selling, General & Administrative Expenses	79,302	87,683
Restructuring Charges	(130)	(1,118)
Goodwill and Intangible Asset Impairment Charge	—	121,258
Operating Income (Loss)	16,866	(93,512)
Interest Expense	7,256	5,630
Other Expense	715	1,491
Income (Loss) Before Taxes	8,895	(100,633)
Income Tax Expense	1,957	1,534
Net Income (Loss)	$6,938	$(102,167)

Earnings (Loss) Per Share – Basic	$0.12	$(1.75)

Earnings (Loss) Per Share – Diluted	$0.12	$(1.75)

Common Shares Outstanding – Basic	58,730	58,450
Common Shares Outstanding – Diluted	58,730	58,452

Consolidated Condensed Balance Sheets
(In thousands)	4/4/2021	1/3/2021
Assets
Cash	$106,923	$103,053
Accounts Receivable	128,610	139,869
Inventory	243,067	228,725
Other Current Assets	38,827	23,747
Total Current Assets	517,427	495,394
Property, Plant & Equipment	348,632	359,036
Operating Lease Right-of Use Asset	94,609	98,013
Goodwill and Intangible Assets	239,158	253,536
Other Assets	95,500	100,032
Total Assets	$1,295,326	$1,306,011

Liabilities
Accounts Payable	72,029	58,687
Accrued Liabilities	116,590	105,739
Current Portion of Operating Lease Liabilities	13,289	13,555
Current Portion of Long-Term Debt	15,176	15,319
Total Current Liabilities	217,084	193,300
Long-Term Debt	547,395	561,251
Operating Lease Liabilities	83,173	86,468
Other Long-Term Liabilities	132,859	138,454
Total Liabilities	980,511	979,473
Shareholders’ Equity	314,815	326,538
Total Liabilities and Shareholders’ Equity	$1,295,326	$1,306,011

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In thousands)	4/4/2021	4/5/2020
OPERATING ACTIVITIES
Adjustments to Reconcile Net Income (loss) to Cash Provided by (Used in) Operating Activities:
Net Income/(Loss)	$6,938	$(102,167)
Depreciation and Amortization	11,934	10,940
Stock Compensation Amortization/(Benefit)	924	(2,932)
Goodwill and Intangible Asset Impairment Charge	—	121,258
Amortization of Acquired Intangible Assets	1,421	1,315
Deferred Income Taxes and Other Non-Cash Items	230	(15,732)
Change in Working Capital
Accounts Receivable	9,794	28,635
Inventories	(19,046)	(22,514)
Prepaid Expenses and Other Current Assets	(15,852)	(7,464)
Accounts Payable and Accrued Expenses	28,512	(27,056)
Cash Provided by (Used in) Operating Activities	24,855	(15,717)
INVESTING ACTIVITIES
Capital Expenditures	(5,214)	(22,204)
Other	—	(90)
Cash Used in Investing Activities	(5,214)	(22,294)
FINANCING ACTIVITIES
Repayments of long-term debt	(30,239)	(19,875)
Borrowing of long-term debt	18,000	54,000
Tax Withholding Payments for Share-Based Compensation	(179)	(1,344)
Proceeds from Issuance of Common Stock	—	93
Debt issuance costs	(36)	—
Dividends Paid	—	—
Finance Lease Payments	(527)	(399)
Cash Provided by (Used in) Financing Activities	(12,981)	32,475
Net Cash Provided by (Used in) Operating, Investing and Financing Activities	6,660	(5,536)
Effect of Exchange Rate Changes on Cash	(2,790)	(3,114)
CASH AND CASH EQUIVALENTS
Net Change During the Period	3,870	(8,650)
Balance at Beginning of Period	103,053	81,301
Balance at End of Period	$106,923	$72,651

Segment Results

	Three Months Ended
(in thousands)	April 4, 2021	April 5, 2020
Net Sales
AMS	$126,967	$158,091
EAAA	126,293	130,078
Consolidated Net Sales	$253,260	$288,169

Segment AOI
AMS	$11,913	$23,552
EAAA	8,011	5,798
Consolidated AOI	$19,924	$29,350

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	First Quarter 2021			First Quarter 2020
Net Sales as Reported (GAAP)	$253.3			$288.2
Impact of Changes in Currency	(11.8)
Organic Sales *	$241.5			$288.2

	First Quarter 2021							First Quarter 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income (Loss)	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$96.0	$79.3	$16.9			$6.9	$0.12	$114.3	$87.7	$(93.5)			$(102.2)	$(1.75)
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.3	—	1.3	1.3	(0.4)	0.9	0.02
Goodwill and Intangible Asset Impairment	—	—	—	—	—	—	—	—	—	121.3	121.3	(1.5)	119.8	2.05
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.8)	1.6	1.5	(0.3)	1.2	0.02	—	—	(1.1)	(1.1)	0.3	(0.9)	(0.02)
Impact of Change in Equity Award Forfeiture Accounting	—	—	—	—	—	—	—	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02
Loss on Discontinuance of Interest Rate Swaps	—	—	—	1.1	(0.3)	0.8	0.01	—	—	—	—	—	—	—
Adjustments Subtotal *	1.4	(1.8)	3.1	4.0	(1.0)	3.0	0.05	1.3	(1.4)	122.9	122.9	(2.0)	120.9	2.07
Adjusted (non-GAAP) *	$97.5	$77.5	$19.9			$10.0	$0.17	$115.6	$86.3	$29.4			$18.7	$0.32

* Note: Sum of reconciling items may differ from total due to rounding of individual components

Reconciliation of GAAP Operating Income to Adjusted Operating Income ("AOI")
(In millions)

	First Quarter 2021
	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$11.6	$5.2	$16.9
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.4	1.4
Restructuring, Asset Impairment, Severance and Other Charges	0.3	1.4	1.6
Adjustments Subtotal *	0.3	2.8	3.1
AOI *	$11.9	$8.0	$19.9

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020			Second Quarter 2020			Third Quarter 2020			Fourth Quarter 2020			Fiscal Year 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$20.1	$(113.6)	$(93.5)	$17.2	$0.2	$17.4	$14.9	$1.0	$15.9	$21.1	$(0.2)	$20.9	$73.3	$(112.6)	$(39.3)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.3	1.3	—	1.3	1.3	—	1.4	1.4	—	1.4	1.4	—	5.5	5.5
Goodwill and Intangible Asset Impairment Charge	2.7	118.6	121.3	—	—	—	—	—	—	—	—	—	2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting	0.8	0.7	1.4	—	—	—	—	—	—	—	—	—	0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.1)	(1.1)	6.8	2.0	8.8	2.7	3.1	5.8	0.2	3.0	3.2	9.7	6.9	16.7
SEC Fine	—	—	—	—	—	—	2.7	2.3	5.0	—	—	—	2.7	2.3	5.0
Adjustments Subtotal *	3.5	119.4	122.9	6.8	3.3	10.1	5.4	6.8	12.2	0.2	4.4	4.6	15.9	133.9	149.8
AOI *	$23.6	$5.8	$29.4	$23.9	$3.5	$27.5	$20.3	$7.8	$28.1	$21.3	$4.2	$25.6	$89.1	$21.4	$110.5

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2021	First Quarter 2020	Fiscal Year 2020
Net Income (Loss) as Reported (GAAP)	$6.9	$(102.2)	$(71.9)
Income Tax Expense (Benefit)	2.0	1.5	(7.5)
Interest Expense (including debt issuance cost amortization)	7.3	5.6	29.2
Depreciation and Amortization (excluding debt issuance cost amortization)	11.4	10.5	43.8
Stock Compensation Amortization (Benefit)	0.9	(2.9)	(0.5)
Purchase Accounting Amortization	1.4	1.3	5.5
Goodwill and Intangible Asset Impairment	—	121.3	121.3
Restructuring, Asset Impairment, Severance and Other Charges	1.5	(1.1)	16.7
Warehouse Fire Loss	—	—	4.2
SEC Fine	—	—	5.0
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$31.5	$34.0	$145.7

	As of 4/4/21
Total Debt	$562.6
Total Cash on Hand	(106.9)
Total Debt, Net of Cash on Hand (Net Debt)	$455.6

	4/4/2021
Total Debt / LTM Net Income (Loss)	15.1x
Net Debt / LTM AEBITDA	3.2x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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